EXHIBIT 11


               LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER SHARE
                 (in thousands, except per share amounts)


                                    Quarter Ended      Six Months Ended
                                     December 31          December 31
                                 ------------------   -------------------
                                   1993      1992       1993       1992
                                 --------   -------   --------   --------
Primary earnings (loss) per
  share:
  Average common shares
    outstanding                    20,100    20,092     20,099     20,089
  Common stock equivalents under
    Nonemployee Directors Long
    Term Incentive Plan                32        32         30         32
                                 --------   -------   --------   --------
      Total shares                 20,132    20,124     20,129     20,121
                                 ========   =======   ========   ========
Income (loss) from continuing
  operations                     $(48,138)  $ 3,224   $(93,705)  $  7,536
Income (loss) from discontinued
  operations                           --        86     (4,000)       183
                                 --------   -------   --------   --------
Net income (loss)                $(48,138)  $ 3,310   $(97,705)  $  7,719
                                 ========   =======   ========   ========

Primary earnings (loss) per share:
  Income (loss) from continuing
    operations                     $(2.39)     $.16     $(4.65)      $.37
  Income (loss) from
    discontinued operations            --        --       (.20)       .01
                                   ------      ----     ------       ----
  Net income (loss)                $(2.39)     $.16     $(4.85)      $.38
                                   ======      ====     ======       ====

Fully diluted earnings (loss)
  per share:
  Average common shares
    outstanding                    20,100    20,092     20,099     20,089
  Common stock equivalents
    under Nonemployee Directors
    Long Term Incentive Plan           32        32         30         32
                                 --------   -------   --------   --------
      Total shares                 20,132    20,124     20,129     20,121
                                 ========   =======   ========   ========

Income (loss) from continuing
  operations                     $(48,138)  $ 3,224   $(93,705)  $  7,536
Income (loss) from discontinued
  operations                           --        86     (4,000)       183
                                 --------   -------   --------   --------
Net income (loss)                $(48,138)  $ 3,310   $(97,705)  $  7,719
                                 ========   =======   ========   ========

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Fully diluted earnings (loss)
  per share:
  Income (loss) from continuing
    operations                     $(2.39)     $.16     $(4.65)      $.37
  Income (loss) from
    discontinued operations            --        --       (.20)       .01
                                   ------      ----     ------       ----
  Net income (loss)                $(2.39)     $.16     $(4.85)      $.38
                                   ======      ====     ======       ====